                                 EXHIBIT 10(i)

                               BANCORPSOUTH, INC.

                       HOME OFFICE INCENTIVE PLAN (HOIP)
                 Reflecting Revisions Effective January 1, 2002


I.       Purpose

         The Home Office Incentive Plan (HOIP) is intended to motivate management participants to focus on actions and results that will allow BancorpSouth to meet or exceed its corporate goals.

II.      Administration

         The Executive Compensation Committee of the Board of Directors (the Committee) has the ultimate responsibility for the Plan; the Chairman with assistance from the Director of Human Resources and Comptroller will conduct the daily business of the Plan and will report directly to the Committee concerning the Plan. Each year, the Chairman will ensure that each participant in the Plan is notified of their eligibility to participate in the current Plan Year, their award opportunities under the Plan, the performance criteria and goals for the Plan Year and the resulting awards earned.

III.     Plan Year

         The first Plan Year under this Plan began January 1, 1985 and ended December 31, 1985. The measurement period for award purposes is the full calendar year. Each Plan Year will consist of one year, beginning January 1 and ending December 31.

IV.      Participation

         Upper level management employees with a responsibility level significant enough to have impact on corporate results. To be eligible, participants must be recommended by the Chairman and approved by the Committee and the full Board.

V.       Award Opportunities and Performance Measures

         The award opportunities and performance measures have been amended several times over the life of the Plan. Current award opportunities are based on the chart shown as Exhibit A that was approved by the Board in January of 2002. The performance measures used in the Plan were amended by the Board in January of 1994 to be based on bank performance alone, and not on individual performance. The Plan was further amended in January of 2002 to allow the incorporation of Responsibility Area performance (in addition to overall bank performance) relevant to the various participants as may be determined appropriate by the Chairman and approved by the Committee. Overall bank performance is based on growth and profitability - measured in terms of Return on Average Equity (ROAE) for the profitability measurement and Average Deposits for the growth measurement. Responsibility Area performance is measured using criteria customized to reflect the role and contribution of the specific individual participant. The relative importance of overall bank performance versus responsibility area performance is determined each Plan Year by the Chairman for each participant, and is approved by the Committee. A Bank Performance award matrix showing the unweighted performance/award relationships for various combinations of ROAE and Deposit Growth is shown as Exhibit B. The matrix is revised each year to reflect the next year's ROAE and average deposit goals. In addition, goals will be set for each measure of Responsibility Area performance used under the Plan, with unweighted performance/award relationships defined. At the end of the Plan Year, the levels of performance achieved with respect to both overall bank performance goals and Responsibility Area performance goals will be determined, the associated unweighted award opportunities will be identified, the assigned relative importance weightings will be applied, and the total earned award will be calculated.

VI.      Plan Trigger

         The Plan has a "trigger" which must be achieved in order to be activated. The current Plan trigger is to achieve the threshold level of ROAE and Average Deposits set forth in Exhibit B. If the Plan Trigger is not satisfied, no incentive awards can be paid on the basis of Responsibility Area performance - unless the Committee determines that the Plan's alternative funding mechanism should be activated.

VII.     Award Payments

         Awards earned under the Plan will be paid following the measurement period, after appropriate verification of results and approvals are obtained.

VIII.    Extraordinary Items

         Reported results will be adjusted, for the purposes of determining awards under the Plan, to reflect the effects of any direct merger related expenses, the accounting impact of Stock Appreciation Rights (SARs), extraordinary items, and such other items as may be deemed appropriate by the Committee. Any adjustments to reported results that are used in the determination of awards must be approved by the Board of Directors.

IX.      Terminations

         In the event of termination of employment during the Plan Year as the result of approved retirement, long-term disability or death, the participant (or his/her beneficiary or estate) will be eligible for a pro rata award - payable on the Plan's normal award payment date - based on levels of performance achieved year-to-date at the time of termination and the participant's actual base salary received during the Plan Year. Participants whose employment is terminated for any other reason prior to the award payment date will not be eligible for any award under the Plan.

X.       Alternative Funding Approach

         If the Plan Trigger is not achieved for a Plan Year, but BancorpSouth's performance with respect to ROAE and/or Deposit Growth exceeds that of a peer group selected by the Compensation Committee, the Compensation Committee may determine to pay selective incentive awards for that Year on the basis of the facts and circumstances of the situation. The Committee's determination will be discretionary, but based on such information and analyses as it may request from the Chairman.

XI.      Compliance

         Notwithstanding anything in the Plan to the contrary, the amount of any award due under this Plan may be reduced (including reduction to $0) by BancorpSouth (in its sole discretion) in the event that it determines that the performance of the participant(s), or the business unit in which the participant is employed, is unsatisfactory with respect to BancorpSouth standing corporate policies, or has resulted in a violation of such policies or of federal, state or local statutes or regulations.

XII.     Amendment and Plan Termination

         BancorpSouth expressly reserves the right to amend or terminate the Plan at any time.

XIII.    Awards are Compensation for Tax Purposes

         Any payment under the Plan is compensation for federal and state tax purposes, and will be reported as ordinary income in the year for which the award is paid.


                                       2